As filed with the Securities and Exchange Commission on June 27, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-3 NO. 333-212366
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

8point3 Energy Partners LP
(Exact name of registrant as specified in its charter)

Delaware	47-3298142
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

77 Rio Robles
San Jose, California 95134
(408) 240-5500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jason E. Dymbort
77 Rio Robles
San Jose, California 95134
(408) 240-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joshua Davidson
Jonathan Bobinger
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Small reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), originally filed by 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission:

•
Registration No. 333-212366, filed on Form S-3 on July 1, 2016, as amended by that certain Amendment No. 1 to Form S-3, filed on August 24, 2016, pertaining to the registration of an indeterminate number of Class A shares and other classes of units which represent limited partner interests representing limited partner interests (the “Securities”) that may be issued from time to time up to $800,000,000 in aggregate offering price.

On February 5, 2018 the Partnership, 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership, 8point3 Operating Company, LLC, a Delaware limited liability company, 8point3 Holding Company, LLC, a Delaware limited liability company, 8point3 Solar CEI, LLC, a Delaware limited liability company (“8point3 Solar”), 8point3 Co-Invest Feeder 1, LLC, a Delaware limited liability company (“Investor Co 1”), 8point3 Co-Invest Feeder 2, LLC, a Delaware limited liability company (“Investor Co 2”), CD Clean Energy and Infrastructure V JV (Holdco), LLC, a Delaware limited liability company (“CD CEI V JV Holdco” and, together with 8point3 Solar, Investor Co 1 and Investor Co 2, collectively, “Parent”), 8point3 Partnership Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of 8point3 Solar, 8point3 OpCo Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, and 8point3 OpCo Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, entered into the Agreement and Plan of Merger and Purchase Agreement, providing for the mergers with certain affiliates of Parent (the “Mergers”). The Mergers closed on June 19, 2018.

As a result of the completion of the Mergers, the Partnership has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Partnership in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities that had been registered that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 27, 2018.

8POINT3 ENERGY PARTNERS LP

By:	8point3 General Partner, LLC,
its general partner

By:	/s/ John Breckenridge
Name:	John Breckenridge
Title:	Authorized Signatory

By:	/s/ Tim Short
Name:	Tim Short
Title:	Authorized Signatory